EXHIBIT 10.1
TRANSITIONAL ADVISORY SERVICES AGREEMENT
This TRANSITIONAL ADVISORY SERVICES AGREEMENT (the “Agreement”) is entered into by and between Hasbro, Inc., a Rhode Island corporation (“Hasbro” or the “Company”), and John Frascotti (the “Executive”), as of October 5th, 2020 and effective as of such date (the “Effective Date”).
WITNESSETH:
WHEREAS, the Company and the Executive are parties to an Employment Agreement, dated August 1, 2018 (the “Prior Agreement”), pursuant to which the Executive provides services to the Company and the Company provides certain compensation and benefits to the Executive;
WHEREAS, pursuant to the Prior Agreement the Executive currently serves as the Company’s President and Chief Operating Officer;
WHEREAS, the current term of the Executive’s employment was agreed to run through March 31, 2021, unless earlier terminated or extended pursuant to the terms of the Prior Agreement;
WHEREAS, the Executive has indicated to the Company that he wishes to retire from employment with the Company following the expiration of that current term;
WHEREAS, the Executive and the Company want to provide for an orderly transition of the Executive’s responsibilities and knowledge and the Executive’s availability during a transitional period following the expiration of employment under the Prior Agreement during which the Executive will be employed as a special advisor to the Company; and
WHEREAS, the Executive and the Company mutually desire to enter into this Agreement, which shall amend the Prior Agreement as of the Effective Date.
NOW, THEREFORE, it is hereby agreed as follows:
1.Effectiveness; Term. The Prior Agreement will remain in effect and the Executive will continue his service to the Company pursuant to its terms through March 31, 2021 (the “End Date” as defined in the Prior Agreement), unless such service is terminated prior to such date in accordance with the terms of the Prior Agreement. If the Executive’s employment with the Company terminates prior to the End Date, such termination will be treated as provided in the Prior Agreement and the provisions of this Agreement that correspond to employment following the End Date will not become effective.

The term of the Executive’s service to the Company pursuant to this Agreement shall commence on April 1, 2021 (the “Commencement Date”), immediately following the End Date, and shall continue for a period of one year, with the term of that employment ending at the end of the day on April 1, 2022 (the “Retirement Date” and, the Executive’s termination of employment on such date, “Retirement”), unless terminated earlier in accordance with Section 6 of this Agreement (such period of employment hereunder from the Commencement Date to the Retirement Date referred to as the “Term”).
2.Transition; Position and Duties; Location.
(a)Transition. Effective as of the End Date, the Executive shall cease to serve as the President and Chief Operating Officer of Hasbro and instead shall continue employment with the Company beginning on the Commencement Date in the position of Special Advisor (such position, “Special Advisor”). The Executive’s employment in the position of Special Advisor shall continue until the Retirement Date (or, if earlier, the date the Executive’s employment with the Company is terminated in accordance with Section 6 of this Agreement). The Executive shall, unless his employment with the Company is earlier terminated in accordance with Section 6 of this Agreement, be deemed to voluntarily retire from all positions of any kind with the Company on the Retirement Date. By executing this Agreement, the Company and the Executive agree to the termination of his employment with the Company as of the Retirement Date, that such retirement shall be automatic and without any further action on the part of the Executive or the Company and that the Executive shall execute such other documentation with respect thereto as is reasonably requested by the Company. The parties hereto intend that the Executive’s transition to the role of Special Advisor shall not constitute a “separation from service” within the meaning Section 409A (as defined below) and that the Executive shall provide sufficient services as Special Advisor during the Term such that no separation from service shall occur until the Retirement Date (or, if earlier, the date the Executive’s employment is terminated in accordance with Section 6 of this Agreement).
(b)Other Positions. Except as set forth below in this Section with respect to his service on the Hasbro Board of Directors, following the End Date, at the first request of Hasbro, the Executive shall cease to serve in any and all other officer and board positions he has with the Company and its subsidiaries, and the Executive shall execute such documentation with respect thereto as is reasonably requested by the Company. The Executive will serve out the remainder of his current one-year term as a member of the Board of Directors of Hasbro, subject to the obligations and responsibilities attendant to such service. The Company will not nominate the Executive for election to the Board of Directors of Hasbro at the 2021 Annual Meeting or for any future periods.
(c)Duties; Availability. In his role as Special Advisor, the Executive shall report directly to the Chief Executive Officer of Hasbro (the “CEO”) and shall have such duties and responsibilities as are assigned by the CEO from time to time, which may include providing advice and assistance on matters relating to the Executive’s duties prior to the End Date to the CEO and, to the extent specified by the CEO, other senior executives of Hasbro, and otherwise assisting with transitional efforts and making the Executive’s experience and expertise available to the Company. During the Term, the Executive shall devote the time and effort reasonably required to fulfill his duties and responsibilities hereunder in his role as Special Advisor, providing that the Executive will not be required to travel without the Executive’s agreement and provided further it is understood the Executive may serve as a member of the board of directors of one or more entities that are not competitive with the Company and/or perform consulting or advisory services or services as an employee for other entities or individuals that are not competitive with the Company during his period of time as a Special Advisor to the Company and his workload as a Special Advisor will reasonably permit that. The Executive will provide the Company with prompt written notice of beginning any such board service or beginning to provide any such consulting or advisory services or engaging in such employment for other entities or individuals.
3.Compensation and Benefits During the Term.
(a)Base Salary. During the Term, the Executive shall receive a base salary at an annualized rate of $1,100,000 USD (such annualized amount, the “Base Salary”), payable in accordance with past practice and the Company’s regular payroll practice for its senior executives, as in effect from time to time, it being expressly understood that the Executive will not be eligible for any annual or other increases in salary during the Term. Similarly, the Base Salary will not be subject to reduction during the Term.
(b)Annual Cash Bonus. During the Term, the Executive shall be eligible to receive annual cash incentive compensation as set forth below:
(i)    2020 Annual Cash Bonus. The Executive’s annual cash bonus award for the Company’s 2020 fiscal year (“FY 2020”) shall be determined and settled in accordance with the terms of the Hasbro 2014 Senior Management Annual Incentive Plan (the “Bonus Plan”), based on the actual level of attainment of applicable performance goals for FY 2020. For the avoidance of doubt, such cash bonus award shall be equal to 100% of the Executive’s FY 2020 base salary earnings (i.e., the target bonus) multiplied by the corporate performance factor determined under the Bonus Plan for FY 2020, subject to any other modifications under the Bonus Plan, and paid in calendar year 2021 at the same time as for the senior executives of Hasbro, but in no event later than March 15, 2021.
(ii)    2021 Annual Cash Bonus. With respect to the Company’s 2021 fiscal year, subject to the Executive’s continued employment with the Company through December 31, 2021, the Executive shall receive an annual cash bonus award for 2021 equal to $458,333.50 (the “2021 Bonus”). This amount is computed as the average of the annual cash bonuses received by the Executive for the Company’s 2017, 2018 and 2019 fiscal years (for the avoidance of doubt, such bonuses were equal to $900,000, $350,000 and $1,500,000, respectively and thus the average is $916,667) multiplied by a factor of 50%. Such cash bonus award shall be paid in calendar year 2022, but no later than March 15, 2022. If the Executive’s employment is terminated by the Company for Cause prior to December 31, 2021, he shall not receive any portion of the 2021 Bonus. If the Executive’s employment with the Company terminates for any other reason prior to December 31, 2021, he shall be entitled to a pro-rata portion of the 2021 Bonus, based on the portion of the Company’s 2021 fiscal year that has elapsed as of the date of his termination of Employment.
(c)Equity Awards. All equity awards granted to the Executive under Hasbro’s 2003 Stock Incentive Performance Plan (the “Stock Plan”) prior to the Effective Date and outstanding on the Effective Date shall remain outstanding and continue to vest in accordance with the terms of the Stock Plan and applicable award agreements as in effect immediately prior to the Effective Date, subject to the Executive’s continued employment with the Company through the applicable vesting date and any other vesting and forfeiture provisions of the Stock Plan and applicable award agreements, including those relating to “retirement”.
(i)    Outstanding equity awards granted to the Executive will continue to vest, in accordance with their terms, through the earlier of the Retirement Date or the Date of Termination (as defined in Section 6(d)). The Retirement Date or, if earlier, the Date of Termination, under this Agreement shall be considered the date of the Executive’s retirement from employment with the Company for purposes of the treatment of any outstanding awards upon retirement, including “Early Retirement” as defined in the award agreements. Equity awards that are restricted stock units subject only to service-based vesting criteria that vest in accordance with this Section 3(c) shall be settled at the time that such awards are normally settled for Hasbro’s senior executives, [which, for the avoidance of doubt, means on or prior to March 15 of the year in which the applicable “Annual Vesting Date” occurs (as defined in the applicable award agreement)]. For the avoidance of doubt, such equity awards shall remain subject to Hasbro’s Clawback Policy (as defined in the Prior Agreement).
(ii)    At such time in 2021 as the Company makes its annual grant of equity to officers and eligible employees pursuant to the Company’s long-term incentive program, provided the Executive is still employed with the Company at the time of such grant the Executive will receive equity awards with an aggregate target award level equal to 400% of his annualized Base Salary of $1,100,000. For purposes of computing the target award level and the amount of equity awards to be granted, such equity awards will be valued consistently with the awards being made to other officers of the Company, as if the Executive were going to remain employed with the Company for the full vesting or performance period of such equity grants. However, the awards granted to the Executive will actually vest only through the earlier of the Retirement Date, or the Date of Termination.

The forms of the 2021 equity awards made to the Executive will be determined by the Company’s Compensation Committee of its Board and will have a mix of award types consistent with that granted to other senior executives of the Company (excluding the Company’s CEO). Other than the annual 2021 long-term incentive grant, the Executive shall not be eligible for further grants of additional equity awards during the Term.
(d)Other Benefits. During the Term, the Executive shall be entitled to continue to participate in all broad-based health and welfare plans and programs in which he participated immediately prior to the Effective Time, subject to the requirements of applicable law, the terms of such plans and programs and the right of the Company to amend or terminate such plans and programs at any time. In furtherance of the foregoing, the Company will continue to contribute to the Hasbro Supplemental Retirement Plan and the Hasbro 401(k) Plan for the Executive through the Retirement Date, or, if earlier, the Date of Termination.
(e)Vacation. The Executive acknowledges and agrees that as of the End Date he will have used all accrued vacation or other paid time-off he is entitled to as of the End Date. During the Term, the Executive shall not accrue any vacation or other paid time-off, unless required by law.
(f)Expenses. The Company shall pay or reimburse the Executive for reasonable out-of-pocket expenses incurred by the Executive during the Term in the performance of the Executive’s services under this Agreement, in accordance with Company policy for its senior executives, provided that any such expenses must be approved by the Company in advance in writing. In addition, the Company shall reimburse the Executive for up to $5,000 USD in the aggregate for any documented legal fees expended or incurred by the Executive through the Effective Date in connection with negotiating the terms of this Agreement, payable within 60 days of the Executive’s submission of reasonably satisfactory documentation of such fees.
(g)Tax Preparation Assistance. The Executive shall continue to receive tax preparation assistance at the Company’s cost that is substantially similar to that provided prior to the Effective Date for any tax returns filed by the Executive in respect of any whole or partial tax year that occurs during the Term.
4.Payments and Benefits at Retirement. Upon the Executive’s Retirement, without duplication:
(a) the Company shall pay to the Executive (or his estate, beneficiary or legal representative, as applicable) any portion of the Base Salary earned through the Retirement Date that has not yet been paid on the next regular pay day following the Retirement Date, subject to applicable taxes and withholding. Any amount needed to reimburse the Executive for any unreimbursed business expenses properly incurred and documented by the Executive in accordance with Company policy and this Agreement prior to the Retirement Date, subject to advance written approval of such expenses, shall be paid within 20 business days after the Retirement Date;
(b) following the Retirement Date and subject to the conditions and in accordance with the payment terms set forth in this Agreement, for a period of 12 months beginning on the Retirement Date (the “Continuation Period”), the Company will (a) continue to pay to the Executive, in accordance with the Company’s customary payroll practices, his Base Salary as severance, and (b) if the Executive is eligible for and timely elects to continue receiving group medical and/or dental insurance under the continuation coverage rules known as COBRA, continue to pay the share of the premium for such coverage that it pays for active and similarly-situated employees who receive the same type of coverage (single, family, or other) unless, as a result of a change in legal requirements, the Company’s provision of payments for COBRA will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply (alternatively, if both the Company and the Executive agree, the Company may keep the Executive on the Company’s medical and/or dental plan during this period, rather than the Company contributing to coverage pursuant to COBRA);
(c) all outstanding equity awards will be treated in accordance with Section 3(c) of this Agreement, the terms of the Stock Plan and the applicable award agreements, including any applicable provisions of the Stock Plan and such award agreements relating to “retirement” (provided the Executive satisfies the conditions for retirement under the Stock Plan and such award agreements); and
(d) the Executive shall be entitled to tax preparation assistance in accordance with Section 3(g) of this Agreement for purposes of filing his tax returns in respect of the fiscal year in which the Retirement Date occurs.
5.Announcement. The contents of any announcements or communications, whether directed within the Company or externally, regarding the Executive’s transition from President and Chief Operating Officer of Hasbro to the position of Special Advisor shall be determined through mutual consultation between the Company and the Executive, except as required by applicable law, rule, regulation or other binding directive issued by any governmental or regulatory authority (“applicable law”).
6.Termination of Employment following the End Date and Prior to the Retirement Date.
(a)Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Term. The Company shall be entitled to terminate the Executive’s employment because of the Executive’s Disability during the Term. “Disability” means that the Executive is disabled within the meaning of the Company’s long-term disability policy applicable to the Executive or, if there is no such policy in effect, that (i) based upon appropriate medical evidence, the Executive has become physically or mentally incapacitated so as to render him incapable of performing his duties under this Agreement, with or without a reasonable accommodation, for 180 days or more within a 365-day consecutive period. A termination of the Executive’s employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), unless the Executive returns to performance of the Executive’s duties before the Disability Effective Date.
(b)Termination by the Company. The Company may terminate the Executive’s employment during the Term for Cause.
For purposes of this Agreement, “Cause” means (i) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (ii) material breach of a material agreement with the Company, including this Agreement, (iii) a failure to comply with the Company’s written policies or rules resulting in material harm to the Company, (iv) a conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof or the equivalent under the applicable laws outside of the United States, (v) gross negligence or willful misconduct resulting in material harm to the Company, (vi) violation of the Hasbro Code of Conduct, (vii) continuing failure to perform duties reasonably assigned to the Executive in accordance with the terms of this Agreement, taking into account that the Executive may serve as a member of the board of directors of one or more entities that are not competitive with the Company and/or perform consulting or advisory services or services as an employee for other entities or persons that are not competitive with the Company during the Term (it being understood it would be a material breach of this Agreement to serve as a member of the board of directors of and/or perform consulting or advisory services or services as an employee for other entities or persons that are competitive with the Company, looking at the Company’s business as of the Commencement Date, during the Term), after receiving written notification of such failure, (viii) failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested such cooperation, (ix) an intentional violation of Federal or state securities laws or (x) fraud, embezzlement, theft or dishonesty against the Company; provided that no finding of Cause shall be made pursuant to subsections (i) through (iii) and (v) through (viii) above unless the Company has provided the Executive with written notice stating the facts and circumstances underlying the allegations of Cause and the Executive has failed to cure such violation, if curable, within 30 days following receipt thereof. The Board of Directors of Hasbro (the “Board”) or the CEO shall determine whether a violation is curable and/or cured in its or his reasonable discretion.
If, subsequent to the Executive’s termination of employment with the Company for any reason other than by the Company for Cause, it is determined in good faith by the Board or the CEO that the Executive’s employment could have been terminated by the Company for Cause pursuant to this Section 6(b), the Executive’s employment shall, at the election of the Board or the CEO, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.
(c)Voluntary Termination.
(i) The Executive may voluntarily terminate employment during the Term at any time, which shall be effected by giving the Company 30 days advance written notice of such termination.
(d)Date of Termination. The “Date of Termination” means, as applicable, (i) if the Executive’s employment is terminated by reason of death, the date of the Executive’s death, (ii) if the Executive’s employment is terminated by reason of Disability, the Disability Effective Date, and (iii) if the Executive’s employment is terminated by the Company for Cause or by the Executive pursuant to Section 6(c)(i) of this Agreement, the date specified in the notice of such termination (which shall not be before any applicable cure period or notice period has expired).
7.Obligations of the Company on Termination Following the End Date and Prior to the Retirement Date.
(a)Obligations on any Termination. If the Executive’s employment with the Company terminates for any reason following the End Date and prior to the Retirement Date, including by voluntary termination of employment by the Executive under Section 6(c)(i), then the Executive shall be entitled to the payments and benefits described in Section 4 of this Agreement, in each case, with any such modifications as are set forth below in this Section 7. Unless otherwise specifically set forth in this Agreement or in another Company plan in which the Executive participates, the Executive shall not be entitled to any other payments and benefits from the Company in connection with the termination of his employment with the Company, including, but not limited to, any payments or benefits under any other applicable law, statutory scheme, policy or guideline.
(b)Obligations on a Termination Due to Death or Disability. If the Executive’s employment with the Company terminates following the End Date and prior to the Retirement Date by reason of death or Disability, then:
(i)the Executive, or his estate, beneficiary or legal representative, shall continue to be paid his Base Salary through the planned Retirement Date of April 1, 2022, as if the Executive had remained employed by the Company pursuant to this Agreement through April 1, 2022,
(ii)the Base Salary will be continued for an additional 12-months following the planned Retirement Date pursuant to Section 4(b) (in such situation the Continuation Period begins on April 1, 2022), and

(iii)in addition to the payments and benefits in this Section 7(b) above, the Executive, or his estate, beneficiary or legal representative, as applicable, shall be entitled to benefits as provided under the applicable death or disability benefit program of the Company in which the Executive was a participant (if any) and any outstanding equity awards will be treated in accordance with their terms applicable in the event of death or Disability.
(c)Voluntary Resignation by the Executive Following the End Date and Prior to the Retirement Date.  If, during the Term, the Executive’s employment with the Company terminates in accordance with Section 6(c)(i) of this Agreement because the Executive voluntarily chooses to terminate employment with the Company prior to the Retirement Date and cease providing services to the Company, then in such case the 12-month Continuation Period provided pursuant to Section 4(b) shall begin on the Date of Termination and the Base Salary continuation provided by Section 4(b) will continue for 12 months thereafter.
(d)Partial Mitigation of Continuation Period Salary Payments if Executive has Taken Alternate Full-Time Employment Prior to or During Some Portion of the Last Six Months of the Continuation Period. In the event, and only in the event, that the Executive has taken or is performing full-time employment for other entities or persons (excluding charitable organizations under the circumstances set forth in the following sentence) that are not competitive with the Company prior to or during the last six months of the Continuation Period, in such case the salary continuation payments to the Executive for only the last six months of the Continuation Period will be reduced by 50% for any portion of such six-month period that the Executive is working full-time for other entities or persons. In the event the Executive has taken or is performing full-time employment for a charitable entity or organization (“charitable” as defined under Section 501(c)(3) or another applicable provision of the Internal Revenue Code) for any portion of the last six months of the Continuation Period, the mitigation set forth in the preceding sentence will not apply for any month in which the Executive’s total anticipated annual compensation from such charitable entity or organization, divided by 12 to arrive at a monthly rate of compensation, is less than half of the Base Salary, taken on a monthly basis. Any payments due for periods prior to the last six months of the Continuation Period are not subject to any such mitigation.
(e)Termination by the Company for Cause Following the End Date and Prior to the Retirement Date. In the event the Executive’s employment hereunder is terminated by the Company for Cause he shall not be entitled to any of the benefits described in Section 4(b).
8.Full Settlement. To the fullest extent permitted by law and provided an acceleration of income or the imposition of an additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) would not result, any amounts otherwise due to the Executive hereunder (including any payments pursuant to Section 7 of this Agreement) shall be subject to set-off with respect to any amounts the Executive otherwise owes the Company. Subject to the following sentence, the Executive hereby agrees that in consideration for the payments to be received under this Agreement, the Executive waives any and all rights to any payments or benefits under any severance (but not retirement) plans, programs, contracts or arrangements of the Company, including the Hasbro Change in Control Severance Plan for Designated Senior Executives (the “Hasbro Change in Control Severance Plan”) and any payments or benefits under any applicable law or statutory scheme. Notwithstanding the prior sentence, it is agreed that for a termination of employment prior to the End Date, the terms of the Prior Agreement, and the Hasbro Change in Control Severance Plan (if applicable), shall govern. The payments and benefits described herein are the maximum benefits that the Company shall provide to the Executive, and the Executive hereby acknowledges and agrees that such payments and benefits exceed the value of the payments and benefits he would otherwise be entitled to receive pursuant to any law or statutory scheme providing for payments or benefits in connection with a termination of employment, including in connection with the Retirement or an earlier termination of the Executive’s employment with the Company in accordance with Section 6 of this Agreement.
9.Restrictive Covenants.
(a)Non-Competition, Non-Solicitation and Confidentiality Agreements. The Executive hereby acknowledges that each Non-Competition, Non-Solicitation and Confidentiality Agreement entered into between the Executive and the Company, including, without limitation, the provisions of Section 8 of the Prior Agreement (collectively, the “Restrictive Covenant Agreements”) shall remain in full force and effect and that the Retirement Date (or, if in the event of an earlier termination of the Executive’s employment with the Company in accordance with Section 6 of this Agreement, the Date of Termination) shall constitute the “Date of Termination” (or term of similar import) for purposes of any Restrictive Covenant Agreement.
(b)Nondisparagement. During the Term and thereafter, (i) the Executive shall not make, either directly or indirectly, any oral or written negative, disparaging or adverse statements or representations of or concerning Hasbro or its subsidiaries, any of their clients, customers or businesses, or the business reputations or character of any of their current or former directors, officers, employees or shareholders and (ii) Hasbro shall instruct the Company Parties (as defined below) not to make any oral or written negative, disparaging or adverse statements or representations of or concerning the business reputation or character of the Executive; provided, however, that nothing herein shall prohibit (A) critical communications between the Executive and the Company Parties in connection with the Executive’s employment, (B) the Executive or any Company Party from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) or (C) either party from acting in good faith to enforce such party’s rights under this Agreement. For purposes of this Agreement, the term “Company Parties” shall mean Brian Goldner, Michael Hogg, Dolph Johnson,

Deborah Thomas, Darren Throop, and Tarrant Sibley, and any of their successors, in each case, acting in his or her capacity as a representative of the Company.
10.Governing Law; Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Rhode Island, without reference to principles of conflict of laws. Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement (an “Action”), shall be commenced only in a court of the State of Rhode Island (or, if appropriate, a federal court located within the State of Rhode Island). The Executive consents to the exclusive jurisdiction of the U.S. District Court for the District of Rhode Island, unless there is no federal jurisdiction, and then to the State courts of Rhode Island to resolve all disputes arising out of or pertaining to the Executive’s employment relationship with and/or separation from the Company. The Executive agrees to not contest the applicability of Rhode Island law in any Action. The Executive further agrees to be bound by any monetary and/or equitable order issued by a Federal or state court located within the State of Rhode Island, and to not contest any such order or the enforceability thereof in the court of any other state or country. The Executive and the Company each hereby irrevocably waive any right to a trial by jury in any Action.
11.Assignment; Successors. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. In addition to any obligations imposed by law upon any successor to the Company, unless such assumption happens by operation of law, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
12.Absence of Restrictions. The Executive represents and warrants that he is not bound by any employment contracts, restrictive covenants or other restrictions that are in any way inconsistent with any of the terms of this Agreement.
13.Miscellaneous.
(a)The provisions of Sections 7 and 11, as well as Exhibit A, of the Prior Agreement apply to this Agreement mutatis mutandis.
(b)Section 21F; Defend Trade Secrets Act.
(i)Notwithstanding anything in this Agreement or any Restrictive Covenant Agreement to the contrary, nothing in or about this Agreement or any Restrictive Covenant Agreement prohibits the Executive from: (A) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, as amended (“Section 21F”), maintaining the confidentiality of a claim with the Securities and Exchange Commission (“SEC”); (B) providing confidential information to the SEC, to the extent permitted by Section 21F; (C) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (D) receiving a monetary award as set forth in Section 21F.
(ii)Furthermore, the Executive shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of any confidential information that constitutes a trade secret to which the Defend Trade Secrets Act (18 U.S.C. § 1833(b)) applies that is made (A) in confidence to a Federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (B) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.
(c)Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all Federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.
(d)Entire Agreement: Release.
(i)The Executive and the Company acknowledge that this Agreement (collectively with the Release attached as Exhibit A hereto and executed simultaneously herewith and the Restrictive Covenant Agreements) constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes any other prior agreement or other understanding, whether oral or written, express or implied, between them concerning, related to or otherwise in connection with, the subject matter hereof and that, following the date hereof, no such agreement or understanding shall be of any further force or effect, including, without limitation, the Prior Agreement, and, with respect to the Executive, the Hasbro Change in Control Severance Plan for Designated Senior Executives and any other severance plan or policy sponsored or maintained by the Company (it being understood the Prior Agreement and the Hasbro Change in Control Severance Plan, if applicable, continue to apply to a termination of employment prior to March 31, 2021) . This Agreement does not amend the terms of the Executive’s equity award agreements and the Company’s equity plan, to the extent applicable to the Executive’s equity awards, or the Executive’s rights under the Company’s 401(k), Supplemental Retirement or other benefit plans in which the Executive currently participates, all of which will be governed in accordance with their terms based on the termination of the Executive’s employment on either the Retirement Date or earlier Termination Date. The Executive and the Company further acknowledge that the Release attached as Exhibit A hereto and executed simultaneously herewith is an integral part of this Agreement and that if the Executive revokes the Release in accordance with its terms, then this Agreement shall be null and void ab initio and the Company shall not have any obligations to the Executive hereunder. By executing this Agreement, the Executive and the Company agree to waive any requirement under the Prior Agreements or, to the extent applicable, any other legacy agreement to provide advance written notice prior to their termination.
(ii)The obligation of the Company to make the payments and provide the benefits to the Executive under Sections 4, 6 or 7 is conditioned upon the Executive signing and delivering to the Company an additional release of claims agreement in a form to be provided by the Company (which will include, at a minimum, a release of all releasable claims and non-disparagement and cooperation obligations) (the “Executive Release”) following the Retirement Date or other Date of Termination, which Executive Release must become irrevocable within sixty (60) days following the Date of Termination. Except as otherwise provided, the Company shall commence or make, as applicable, the payments under Sections 4, 6 or 7 on the first payroll period following the date the Executive Release becomes irrevocable (such date, the “Payment Commencement Date”); provided, however, that if the 60th day following the Date of Termination falls in the calendar year following the year of the Executive’s termination of employment, the Payment Commencement Date shall be no earlier than the first payroll period of such later calendar year; and provided further that the payment of any amounts shall be subject to the terms and conditions set forth in Exhibit A to the Prior Agreement.
(e)Section 409A. It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Exhibit A to the Prior Agreement applies to this Agreement mutatis mutandis.
(f)Cooperation. The Executive agrees to cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with Company counsel to prepare for trial or discovery or an administrative hearing or alternative dispute resolution and to act as a witness when requested by the Company at reasonable times designated by the Company. The Company agrees to take all reasonable steps to make sure its requests for cooperation do not interfere with the Executive’s professional and personal obligations.
(g)Each Party the Drafter. This Agreement and the provisions contained in it shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

(h)Reflection period. The Executive is hereby advised of his to right terminate this Agreement, without giving reasons, by means of a written statement addressed to the Executive Vice President, Chief Human Resources Officer, 1011 Newport Avenue, Pawtucket, RI 02816, dolph.johnson@hasbro.com. This statement must be received by the Company within seven days after this Agreement has been entered into.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and Hasbro has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written, to become effective as of the Effective Date.

Hasbro, Inc.
By

Name:
Title:

Date: October 5, 2020

Accepted and Agreed to:

John Frascotti

Date:	October 5, 2020
[Signature Page to Transitional Advisory Services Agreement]

Exhibit A
RELEASE
Pursuant to the terms of the Transitional Advisory Services Agreement (the “Agreement”) between Hasbro, Inc. (“Hasbro” or the “Company”) and John Frascotti (the “Executive”) entered into as of the date indicated therein, the Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company and any affiliated organization of the Company in any country or jurisdiction globally, and/or their current or former officers, directors, stockholders, corporate affiliates, attorneys, agents, plan administrators, fiduciaries, or employees (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys’ fees and costs), of every kind and nature, known or unknown, which the Executive ever had or now has against any and all the Released Parties, including, but not limited to:
(a)    all claims arising out of or related to the Executive’s employment and his transition to the role of Special Advisor (as defined in the Agreement) (the “Transition”);
(b)    all claims arising out of or relating to race, sex, national origin, handicap (disability), religion, gender identity or expression, sexual orientation and benefits, genetic information or marital status;
(c)    all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000 et seq., the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. §12101 et seq., the Family and Medical Leave Act, 29 U.S.C. §2101 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq. and the Genetic Information Nondiscrimination Act, P.L. 110-233, all as amended;
(d)    all claims under state or local statutes including the Rhode Island Fair Employment Practices Act, R.I. Gen. Laws §28-5-1 et seq., the Rhode Island Sexual Harassment, Education and Training in the Workplace Law, R.I. Gen. Laws § 28-51-1 et seq., the Rhode Island Wage Discrimination Based on Sex Law, R.I. Gen. Laws § 28-6-17 et seq., the Rhode Island Parental and Family Medical Leave Act, R.I. Gen. Laws § 28-48-1 et seq., the R.I. Temporary Caregiver Leave Law §28-41-35 et seq., the Civil Rights Act, R.I. Gen. Laws § 42-112-1, and the Rhode Island Whistleblowers’ Protection Act, R.I. Gen. Laws § 28-50-1 et seq., the Massachusetts Fair Employment Practices Act., M.G.L. c. 151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H, the Massachusetts Wage Act, M.G.L. c. 149, §§ 148 and 150, and 11I, the
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Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C, the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, the Massachusetts Maternity Leave Act, M.G.L. c. 149, § 105D, the Massachusetts Earned Sick Time Law, M.G.L. c. 148(c), the Massachusetts Equal Pay Act, M.G.L. c. 149, § 105A, all as amended;
(e)    all wrongful discharge claims, common law tort, defamation, breach of contract and other common law claims;
(f)    all state and federal whistleblower claims to the maximum extent permitted by law; and
(g)    any claim or damage arising out of your employment with the Company and the Transition (including a claim for retaliation) under any common law theory or any Federal, state or local statute or ordinance not expressly referenced above;
provided, however, that this release of claims does not (i) prevent the Executive from filing a charge with, cooperating with or participating in any investigation or proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that the Executive acknowledges that he may not recover any monetary benefits in connection with any such charge, investigation or proceeding, and he further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding) or (ii) restrict the Executive’s right to enforce the Agreement in accordance with its terms. It is also understood that the Prior Agreement and the Hasbro Change in Control Severance Plan (both as defined in the Agreement), if applicable, continue to apply to a termination of employment prior to March 31, 2021 and for such a termination the Executive has a right to enforce those agreements in accordance with their terms. This release does not release the rights of the Executive under the Executive’s equity award agreements and the Company’s equity plan, to the extent applicable to the Executive’s equity awards, or the Executive’s rights under the Company’s 401(k), Supplemental Retirement or other benefit plans in which the Executive currently participates, all of which will be governed in accordance with their terms based on the termination of the Executive’s employment on either the Retirement Date or earlier Termination Date.
For the purpose of giving a full and complete release, the Executive understands and agrees that this Release includes all claims that the Executive may now have but does not know or suspect to exist in the Executive’s favor against the Released Parties, and that this Release extinguishes those claims. Notwithstanding the foregoing, the waiver and release provisions set forth in this Release are not an attempt to cause the Executive to waive or release rights or claims that may arise after the date this Release is executed.
Acknowledgments.
The Executive affirms that he has fully reviewed the terms of this Release, affirms that he understand its terms and states that he is entering into this Release
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knowingly, voluntarily and in full settlement of all claims which existed in the past or which currently exist, that arise out of his employment with the Company and the Transition.
The Executive acknowledges that he has had at least 21 days to consider this Release thoroughly, and has been specifically advised to consult with an attorney, if he wishes, before he signs below. If the Executive signs and returns this Release before the end of the 21-day period, he certifies that his acceptance of a shortened time period is knowing and voluntary, and the Company did not improperly encourage him to sign through fraud, misrepresentation or a threat to withdraw or alter the offer before the 21-day period expires.
The Executive understands that he may revoke this Release within seven days after he signs it. The Executive’s revocation must be in writing and submitted within the seven-day period.
If the Executive does not revoke this Release within the seven-day period, it becomes effective and irrevocable. The Executive further understands that if he revokes this Release during such seven-day period, the Agreement shall be null and void ab initio and the Executive will not be eligible to receive the payments and benefits provided for therein.
The Executive acknowledges that the waiver and release provisions set forth in this Release are in exchange for good and valuable consideration that is in addition to anything of value to which he was already entitled.

By:	John Frascotti

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